Rule 424(b)(3)
                                                              File No. 333-40429
                                                          Aviation Sales Company



                    SUPPLEMENT NO. 8 DATED DECEMBER 29, 1998
                      TO PROSPECTUS DATED DECEMBER 4, 1997

         As a result of certain transfers and sales of Common Stock by certain Selling Stockholders, the Selling Stockholders section of the Prospectus, dated December 4, 1997, of Aviation Sales Company (the "Company") is hereby deleted and replaced in its entirety by the following table, which contains information as of December 29, 1998:

                                                        NUMBER OF            NUMBER OF
                                                           SHARES         SHARES BEING          SHARES      PERCENTAGE
                                                     BENEFICIALLY          OFFERED FOR    BENEFICIALLY       OF SHARES
                                                      OWNED PRIOR              SELLING     OWNED AFTER     OWNED AFTER
                                                           TO THE        STOCKHOLDER'S             THE             THE
SELLING STOCKHOLDERS                                     OFFERING              ACCOUNT     OFFERING(1)     OFFERING(1)
--------------------                                     --------              -------     -----------     -----------
AVAC Corporation(2).............................        1,729,000            1,729,000              --              --
RCP Management LP(2)............................          520,000              520,000              --              --
TM Aviation (Japan) Inc.(3).....................          405,350              405,350              --              --
TM Aviation (USA) Inc.(3).......................          225,150              225,150              --              --
Japan Fleet Service (Delaware) Inc.(3)..........          750,500              750,500              --              --
Dale S. Baker (4)...............................          325,000              300,000          25,000               *
Harold M. Woody (4).............................          225,000              200,000          25,000               *
Michael A. Saso(5)..............................           85,000               75,000          10,000               *
Joseph E. Civiletto(5)..........................           45,000               25,000          20,000               *
James D. Innella(5).............................          100,000               75,000          25,000               *
Kathleen A. Stiegal(6)(7).......................           97,550               97,550              --              --
Chester H. Stiegal and Mary T. Stiegal,
JTWROS(6).......................................              600                  600              --              --
Mark F. and Kathleen A. Stiegal Irrevocable
Trusts f/b/o Bryan M. Stiegal(6)................              600                  600              --              --
Mark F. and Kathleen A. Stiegal Irrevocable
Trusts f/b/o Amanda M. Stiegal(6)...............              600                  600              --              --
Mark F. and Kathleen A. Stiegal Irrevocable
Trusts f/b/o Christopher L. Stiegal(6)..........              600                  600              --              --
Roman Catholic Diocese of Joliet; St. Daniel
The Prophet Church(6)...........................               50                   50              --              --
----------------------------------
(footnotes on next page)

                                                        NUMBER OF            NUMBER OF
                                                           SHARES         SHARES BEING          SHARES      PERCENTAGE
                                                     BENEFICIALLY          OFFERED FOR    BENEFICIALLY       OF SHARES
                                                      OWNED PRIOR              SELLING     OWNED AFTER     OWNED AFTER
                                                           TO THE        STOCKHOLDER'S             THE             THE
SELLING STOCKHOLDERS                                     OFFERING              ACCOUNT     OFFERING(1)     OFFERING(1)
--------------------                                     --------              -------     -----------     -----------
Al D. Short(6)(7)...............................           10,000               10,000              --              --
Al D. Short and Debra L. Short(6)(7)                       40,000               40,000              --              --
James C. Stoecker(6)............................           13,333               13,333              --              --
Kathryn M. Stoecker(6)..........................           51,667               51,667              --              --
Kathryn M. Stoecker International Trust (6).....          110,000              110,000              --              --
Thomas H. Butler(6).............................          103,495              103,495              --              --
Loren L. Furnas(6)..............................          100,865              100,865              --              --
Kansas Children's Service League(6).............            1,315                1,315
Coffeyville Public School Foundation(6).........            1,315                1,315
James Y. Johnson, II, Trustee of the James Y.
Johnson Revocable Living Trust, dated
December 16, 1997(6)(7).........................           56,910               56,910              --              --
Janet E. Johnson, II, Trustee of the Janet E.
Johnson Revocable Living Trust, dated
December 16, 1997(6)(7).........................           40,000               40,000              --              --
James Y. Johnson, II, Custodian f/b/o James
Y. Johnson, III UTMA/AR(6)......................            1,055                1,055              --              --
James Y. Johnson, II, Custodian f/b/o
Christopher M. Johnson UTMA/AR(6)...............            1,055                1,055              --              --
Piney Grove United Methodist Church(6)..........            2,950                2,950
Kenneth D. Loomer (6)(7)........................           98,545               98,545              --              --
Grace Baptist Church(6).........................              605                  605              --              --
Center Fork Missionary Baptist Church(6)........            3,345                3,345
Charles R.  Quinn(6)............................          103,495              103,495              --              --
Ronald E. Reagan and Cheryl A. Reagan,                                                              --              --
JTWROS(6).......................................          103,495              103,495
                                                                             ---------
                                                                             5,248,445
                                                                             =========

-----------------------------------
*    Less than one percent of the outstanding Common Stock
(1) Assumes that all of the Shares will be sold, that no additional shares will be acquired and that no shares other than those offered will be sold.
(2)  Entities controlled by Robert Alpert, a director of the Company.
(3) Transferee of shares originally owned of record by J/T Aviation Partners ("J/T").
(4)  Director and Executive Officer of the Company.
(5)  Executive Officer of the Company.
(6) Seller of an interest in a company acquired by the Company or a transferee of such an interest.
(7) Employee of the Company or one of its subsidiaries or spouse of an employee of the Company or one of its subsidiaries..



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